Exhibit 5

No.	UNITS

ENLINK MIDSTREAM, LLC

Formed Under the Laws of the State of Delaware

THIS CERTIFIES THAT                                                              is the owner of                      fully paid and non-assessable Common Units representing limited liability company interests in EnLink Midstream, LLC, a Delaware limited liability company (the “Company”), transferable on the books of the Company by the holder hereof in person, or by duly authorized attorney, upon surrender of this certificate properly endorsed, in accordance with the terms of the First Amended and Restated Operating Agreement of the Company dated as of March 7, 2014, as amended, supplemented or restated from time to time.

This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

The Company has caused this Certificate to be signed by its duly authorized officer.

Dated:

By: ENLINK MIDSTREAM MANAGER, LLC	By: ENLINK MIDSTREAM MANAGER, LLC
the Company’s manager	the Company’s manager

By:	By:
Name:	Name:
Title: Secretary	Title: President and Chief Executive Officer

[Reverse of Certificate]

ENLINK MIDSTREAM, LLC

The Company will furnish without charge to any unitholder a copy of the full text of the powers, designations, preferences and relative, participating, optional or other rights of the members of the Company and the qualifications, limitations or restrictions of such preferences and/or rights, all as set forth in the Company’s Certificate of Formation and First Amended and Restated Operating Agreement dated as of March 7, 2014, each as amended, supplemented or restated from time to time.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT -	as tenants by the entireties	Custodian
		(Cust)	(Minor)
JT TEN -	as joint tenants with right of	under Uniform Gifts/Transfers to CD
	survivorship and not as	Minors Act (State)
tenants in common

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS

in

ENLINK MIDSTREAM, LLC

FOR VALUE RECEIVED,                      hereby assigns, conveys, sells and transfers unto    :

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

Common Units representing limited partner interests evidenced by this Certificate, and does hereby irrevocably constitute and appoint                      as its attorney-in-fact with full power of substitution to transfer the same on the books of EnLink Midstream, LLC.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17d-15

(Signature)

(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Company, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Company will furnish on request without charge.  A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.